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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                              Array Biopharma Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    04269X10
        ----------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 pages

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
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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       2     OF   11     PAGES
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frazier Healthcare II, L.P.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
     NUMBER OF        ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            2,121,113 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
       WITH:              0 shares
                      ----------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          2,121,113 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,121,113 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.7%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
--------------------------------------------------------------------------------------------------------------

                                                Page 2 of 11 pages

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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       3     OF   11     PAGES
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FHM II, L.L.C.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
     NUMBER OF        ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            2,121,113 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
       WITH:              0 shares
                      ----------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          2,121,113 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,121,113 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.7%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
--------------------------------------------------------------------------------------------------------------

                                                Page 3 of 11 pages

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
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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       4     OF   11     PAGES
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frazier Management, L.L.C.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Delaware
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
     NUMBER OF        ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            2,121,113 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
       WITH:              0 shares
                      ----------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          2,121,113 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,121,113 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.7%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
--------------------------------------------------------------------------------------------------------------

                                                Page 4 of 11 pages

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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       5     OF   11     PAGES
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Frazier & Company, Inc.
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Organized under the laws of the State of Washington
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
     NUMBER OF        ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            2,121,113 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
       WITH:              0 shares
                      ----------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          2,121,113 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,121,113 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.7%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
--------------------------------------------------------------------------------------------------------------

                                                Page 5 of 11 pages

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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       6     OF   11     PAGES
--------------------------------------                                    ------------------------------------

--------------------------------------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Alan D. Frazier
--------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                              (a) [ ]
                                                                              (b) [ ]
--------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0 shares
     NUMBER OF        ----------------------------------------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            2,121,113 shares
        EACH          ----------------------------------------------------------------------------------------
     REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON
       WITH:              0 shares
                      ----------------------------------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          2,121,113 shares
--------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,121,113 shares
--------------------------------------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]


--------------------------------------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.7%
--------------------------------------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
--------------------------------------------------------------------------------------------------------------

                                                Page 6 of 11 pages

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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       7     OF   11     PAGES
--------------------------------------                                    ------------------------------------

                                                   Schedule 13G

Item 1(a).     Name of Issuer:  Array Biopharma Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               1885 33rd Street, Boulder, Colorado 80301

Item 2(a).     Names of Persons Filing:  Frazier Healthcare II, L.P., FHM II, L.L.C., Frazier Management,
               L.L.C., Frazier & Company, Inc. and Alan D. Frazier.

               The sole general partner of Frazier Healthcare II, L.P. is FHM II, L.L.C., whose managing member is Frazier Management, L.L.C.  The managing member of Frazier Management, L.L.C. is
               Frazier & Company, Inc.  The sole shareholder of Frazier & Company, Inc. is Alan D. Frazier.

Item 2(b).     Address of Principal Business Office or, if None, Residence:  The address of the principal business office of Frazier Healthcare II, L.P., FHM II, L.L.C., Frazier Management, L.L.C.,
               Frazier & Company, Inc. and Alan D. Frazier is 601 Union Street, Suite 3300, Seattle, WA
               98101.

Item 2(c).     Citizenship: Frazier Healthcare II, L.P. is a limited partnership organized under the laws of the State of Delaware.  FHM II, L.L.C. and Frazier Management, L.L.C.  are each a limited liability company organized under the laws of the State of Delaware.  Frazier & Company,
               Inc. is a corporation organized under the laws of the State of Washington.  Alan D. Frazier is a citizen of the United States.

Item 2(d).     Title of Class of Securities:  Common Stock, $.001 par value.

Item 2(e).     CUSIP Number:  04269X10

Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                                Not Applicable.

Item 4.        Ownership.

        (a)    Amount Beneficially Owned:

               As of December 31, 2000, Frazier Healthcare II, L.P. was the record owner of 2,121,113 shares of Common Stock (the "Record Shares").  As the sole general partner of Frazier
               Healthcare II, L.P., FHM II, L.L.C. may be deemed to own beneficially the Record Shares.  As the managing member of FHM II, L.L.C., Frazier Management, L.L.C. may also be deemed to own beneficially the Record Shares.  As the managing member of Frazier Management, L.L.C.,
               Frazier & Company, Inc. may be deemed to own beneficially the Record Shares and as the sole shareholder of Frazier & Company, Inc., Alan D. Frazier may also be deemed to own beneficially the Record Shares.

                                                Page 7 of 11 pages

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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       8     OF   11     PAGES
--------------------------------------                                    ------------------------------------

        (b)    Percent of Class:

               Frazier Healthcare II, L.P.         9.7%
               FHM II, L.L.C.                      9.7%
               Frazier Management, L.L.C.          9.7%
               Frazier & Company, Inc.             9.7%
               Alan D. Frazier                     9.7%

               The foregoing percentages are calculated based on 21,966,922 shares of Common Stock of the Issuer expected to be outstanding after the initial public offering of the
               Issuer as reported in the Issuer's prospectus filed with the Securities and Exchange
               Commission on November 17, 2000 pursuant to Rule 424(b)(4).

        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote of direct the vote:     0

               (ii)   Shared power to vote or to direct the vote:  2,121,113

               (iii)  Sole power to dispose or to direct the disposition of:    0

               (iv)   Shared power to dispose or to direct the disposition of:  2,121,113

        Each of such persons denies beneficial ownership of such shares of Common Stock except for those shares, if any, such person holds of record.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7.        Identification and Classification of the Subsidiary Which Acquired the Security Being
               Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable.  The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

                                                Page 8 of 11 pages

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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE       9     OF   11     PAGES
--------------------------------------                                    ------------------------------------

Item 10.       Certifications.

               Not Applicable.  This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or
               Rule 13d-1(c).

                                [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                                    [SIGNATURE PAGE FOLLOWS IMMEDIATELY]


                                                Page 9 of 11 pages

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--------------------------------------                                    ------------------------------------
CUSIP NO.    04269X10                                  13G                 PAGE      10     OF   11     PAGES
--------------------------------------                                    ------------------------------------

                                                    SIGNATURES

        After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. Each of the undersigned also hereby agrees to file this statement jointly pursuant to the
Agreement listed on Exhibit 1 hereto.

Dated:  February 7, 2001

                                            FRAZIER HEALTHCARE II, L.P.
                                            By:    FHM II, L.L.C.
                                                   Its General Partner
                                                   By:    Frazier Management, L.L.C.
                                                          Its Managing Member
                                                          By:    Frazier & Company, Inc.
                                                                 Its Managing Member

                                                                 By: /s/ Alan D. Frazier
                                                                     ----------------------
                                                                 Alan D. Frazier, President

                                            FHM II. L.L.C.
                                            By:    Frazier Management, L.L.C.
                                                   Its Managing Member
                                                   By:    Frazier & Company, Inc.
                                                          Its Managing Member

                                                          By: /s/ Alan D. Frazier
                                                              ----------------------
                                                          Alan D. Frazier, President

                                            FRAZIER MANAGEMENT, L.L.C.
                                            By:    Frazier & Company, Inc.
                                                   Its Managing Member

                                                   By: /s/ Alan D. Frazier
                                                       ----------------------
                                                   Alan D. Frazier, President

                                            FRAZIER & COMPANY, INC.

                                            By: /s/ Alan D. Frazier
                                                -----------------------
                                            Alan D. Frazier, President,
                                            Director and Shareholder

                                            /s/ Alan D. Frazier
                                            -------------------
                                            Alan D. Frazier


                                                Page 10 of 11 pages